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                                                                     Exhibit 2.2

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                            ASSET PURCHASE AGREEMENT

                                 By and Between

                       ALASKA COMMUNICATIONS SYSTEMS, INC.

                                       and

                          THE MUNICIPALITY OF ANCHORAGE

                          Dated as of October 20, 1998

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RECITALS

1.    Assets to be Acquired ...........................................      1
      1.1   Included Assets ...........................................      1
      1.2   Excluded Assets ...........................................      2

2.    Purchase Price:  Assumption of Liabilities ......................      2
      2.1   Purchase Price ............................................      2
      2.2   Payment of Purchase Price .................................      2
      2.3   Assumption of Liabilities .................................      3
      2.4   Liabilities Not Assumed ...................................      5
      2.5   Cash and Net Plant Adjustment .............................      7
      2.6   The Report ................................................      8

3.    Transfer and Assignment of Assets; Liabilities ..................      9
      3.1   Instruments of Conveyance and Transfer ....................      9
      3.2   Assignment of Certain Contracts and Rights ................     10
      3.3   Further Assurances ........................................     10

4.    Closing .........................................................     11
      4.1   Closing Date and Time .....................................     11

5.    Representations and Warranties of the Seller ....................     12
      5.1   Standing and Power ........................................     12
      5.2   Authority .................................................     12
      5.3   Financial Information .....................................     13
      5.4   Absence of Certain Changes or Events ......................     14
      5.5   Title to Properties; Absence of Liens .....................     17
      5.6   List of Properties, Contracts and Other Data ..............     18
      5.7   Litigation ................................................     20
      5.8   Employee Benefit Plans ....................................     20
      5.9   Government Approvals ......................................     21
      5.10  Insurance .................................................     22
      5.11  Condition of Assets .......................................     22
      5.12  Accounts Receivable and Accounts Payable ..................     23
      5.13  No Defaults ...............................................     23
      5.14  Compliance with Applicable Law ............................     23
      5.15  Absence of Undisclosed Liabilities ........................     24
      5.16  Taxes .....................................................     24
      5.17  Brokers ...................................................     25
      5.18  Hazardous Substances ......................................     25
      5.19  Underground Storage .......................................     26

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      5.20  Exclusivity of Representations and Warranties .............     26

6.    Representations and Warranties of the Buyer .....................     27
      6.1   Organization and Standing .................................     27
      6.2   Authority .................................................     27
      6.3   Financing .................................................     28
      6.4   Brokers ...................................................     28

7.    Covenants of the Seller .........................................     28
      7.1   Access to Properties, Books and Records ...................     28
      7.2   Conduct of Business .......................................     29
      7.3   Defeasance ................................................     32
      7.4   Consulting Agreement ......................................     32
      7.5   North Wire Center .........................................     33

8.    Covenants of the Buyer ..........................................     33
      8.1   Interconnection Agreements and Employees ..................     33
      8.2   As Is .....................................................     33
      8.3   Cellular Licenses .........................................     33

9.    Covenants of the Seller and the Buyer ...........................     34
      9.1   Regulatory Approvals ......................................     34
      9.2   Inspection and Preservation of Records; Further
            Assistance ................................................     35
      9.3   Public Announcements ......................................     37
      9.4   Intervention in Commission Hearings .......................     37
      9.5   Taxes .....................................................     37
      9.6   Allocation of Purchase Price ..............................     37

10.   Conditions to Obligations of the Seller .........................     38
      10.1  Compliance with Agreement .................................     38
      10.2  Representations and Warranties ............................     38
      10.3  Certificate of the Buyer ..................................     38
      10.4  Consents and Approvals ....................................     38
      10.5  All Proceedings to be Satisfactory ........................     39
      10.6  Opinions of Counsel .......................................     39
      10.7  Defeasance ................................................     39
      10.8  Acceptance by the Municipal Assembly ......................     40
      10.9  Adverse Proceedings .......................................     40

11.   Conditions to Obligations of the Buyer ..........................     40
      11.1  Compliance with Agreement .................................     40
      11.2  Representations and Warranties ............................     40
      11.3  Certificate of the Seller .................................     41
      11.4  Consents and Approvals ....................................     41
      11.5  All Proceedings to be Satisfactory ........................     41
      11.6  Opinions of Counsel .......................................     41


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      11.7  Defeasance; Removal of Liens ..............................     42
      11.8  Acceptance by the Municipal Assembly ......................     42
      11.9  Adverse Proceedings .......................................     42
      11.10 Third-Party Consents and Approvals ........................     42
      11.11 Financing .................................................     43

12.   Termination .....................................................     43

13.   Amendment and Waivers ...........................................     44
      13.1  Amendments, Modifications, etc. ...........................     44
      13.2  Waivers ...................................................     44

14.   Survival of Representations and Warranties ......................     45

15.   Indemnification .................................................     45
      15.1  Indemnification by the Buyer ..............................     45
      15.2  Indemnification by the Seller .............................     45
      15.3  Procedure for Indemnification with Respect to
            Third-Party Claims ........................................     46
      15.4  Mutual Indemnification ....................................     47

16.   Expenses ........................................................     48

17.   Notices .........................................................     49

18.   Assignment ......................................................     50

19.   Entire Agreement ................................................     50

20.   Specific Performance:  Third-Party Beneficiaries ................     50

21.   Counterparts ....................................................     51

22.   Section Headings ................................................     51

23.   Applicable Law ..................................................     51

24.   Confidential Information ........................................     51


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                         INDEX TO EXHIBITS AND SCHEDULES

Schedules and Exhibits     Section Reference          Description
----------------------     -----------------          -----------

1.1                        1.1                        Included Assets

1.2                        1.2                        Excluded Assets

2.3(k)                     2.3(k)                     Assumed Liabilities

5.2(b)                     5.2(b)                     Seller's Conflicting
                                                      Laws, Agreements and
                                                      Orders

5.2(c)                     5.2(c)                     Seller's Required
                                                      Approvals for Transaction

5.3                        5.3                        Financial Information

5.4                        5.4                        Material Adverse Changes

5.5                        5.5                        Liens and Encumbrances
                                                      on the Assets

5.6                        5.6                        Properties, Contracts
                                                      and other Data

5.7                        5.7                        Litigation

5.8                        5.8                        Employee Benefit Plans

5.9                        5.9                        Government Approvals
                                                      Required to Conduct the
                                                      Business

5.10                       5.10                       Insurance

5.11                       5.11                       Condition of the Assets

5.13                       5.13                       Defaults

5.14                       5.14                       Compliance with
                                                      Applicable Law

5.15                       5.15                       Absence of Undisclosed
                                                      Liabilities

5.18                       5.18                       Hazardous Substances


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Schedules and Exhibits     Section Reference          Description
----------------------     -----------------          -----------

5.19                       5.19                       Underground Storage

6.2(a) & (b)               6.2(a) & (b)               Buyer's Conflicting
                                                      Agreements and Orders

6.2(c)                     6.2(c)                     Buyer's Required
                                                      Governmental Approvals

7.3                        7.3                        Revenue Bonds

Exhibit A                  2.3                        Form of Assumption
                                                      Agreement

Exhibit B                  3.1                        Form of Bill of Sale and
                                                      Assignment Agreement

Exhibit C                  10.6                       Opinion of Counsel for
                                                      the Buyer

Exhibit D                  11.6                       Opinion of City Attorney
                                                      of the Seller

Exhibit E                  11.6                       Opinion of Special
                                                      Counsel for the Seller

Exhibit F                  11.6                       Opinion of Bond Counsel
                                                      for the Seller


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                            ASSET PURCHASE AGREEMENT

            This Agreement ("Agreement"), dated as of October 20, 1998, is being made and entered into by and between Alaska Communications Systems, Inc., a Delaware corporation (the "Buyer"), and the Municipality of Anchorage, a municipality located in the State of Alaska (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Anchorage Telephone Utility ("ATU") is a telephone exchange provider owned by the Seller which provides a variety of telecommunications services, including local exchange, interexchange, cellular and other wireless services to customers in Alaska (the "Telephone Operations"); and

            WHEREAS, the Seller directly or indirectly holds title to and ownership of all real and personal property operated and managed as ATU; and

            WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, subject to the terms and conditions hereinafter set forth, the assets, properties, rights and businesses operated or managed as ATU, subject to all liabilities of or related to ATU (other than the liabilities excluded pursuant to Section 2.4 hereof (the "Excluded Liabilities")), as more particularly described herein;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

            1. Assets to be Acquired.

            1.1 Included Assets. At the Closing (as defined in Section 4.1 hereof) and subject to the terms and conditions hereinafter set forth, the Seller shall sell, assign, convey, transfer and deliver, or cause to be sold, assigned, conveyed, transferred and delivered, to the

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Buyer and its successors and assigns, and the Buyer shall purchase, all of the assets, properties, rights and businesses of the Seller relating to the business and operations managed as or by ATU or any of the subsidiaries listed in Item
(q) of Schedule 1.1 (the "Subsidiaries"), including without limitation the assets, or categories thereof, set forth on Schedule 1.1 hereto (the "Assets"), subject to Section 1.2 hereof.

            1.2 Excluded Assets. Notwithstanding anything to the contrary provided in Section 1.1 hereof, none of the assets set forth on Schedule 1.2 hereto (the "Excluded Assets") shall be included in the Assets to be purchased and sold hereunder.

            2. Purchase Price; Assumption of Liabilities.

            2.1 Purchase Price. The aggregate purchase price for the Assets to be transferred hereunder shall be (a) $295,000,000 subject to adjustment as described in Section 2.5 hereof (the "Purchase Price"), and (b) the assumption of the liabilities of ATU as provided in Section 2.3 hereof, subject to the provisions of Section 2.4 hereof.

            2.2 Payment of Purchase Price. The Purchase Price shall be payable as follows:

            (a) On or before 2:00 p.m., Anchorage, Alaska time, on or before the date 30 days following the date on which the Municipal Assembly of the Seller shall have accepted the Buyer's bid as contemplated by Sections 10.8 and 11.8 hereof, an amount equal to one percent (1%) of the Purchase Price (the "Down Payment") shall be paid by the Buyer to the Seller by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing by the Seller.

            The Down Payment shall be held by the Seller and invested in a manner mutually acceptable to the Buyer and the Seller. Any interest earned on such investment shall accrue to


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the benefit of the Seller; provided, however, that if and only if the Buyer should terminate this Agreement pursuant to Section 12(d) hereof, then all such interest theretofore accrued and accruing shall be paid to the Buyer.

            The principal amount of the Down Payment shall be a credit against the Purchase Price at the Closing. In the event this Agreement is terminated without a Closing, the disposition of the principal amount of the Down Payment shall be as follows:

            (i) If this Agreement is terminated pursuant to Section 12(a), (d) or (f) (other than in the circumstance described in clause (iii) below) hereof, then the Seller shall return the principal amount of the Down Payment to the Buyer.

            (ii) If this Agreement is terminated pursuant to the provisions of
      Section 12(e) hereof, the Seller may retain the principal amount of the Down Payment.

            (iii) If this Agreement is terminated pursuant to the provisions of
      Section 12(c) hereof, or Section 12(f) hereof and, on the date of such termination, the conditions described in Sections 10.4 and 11.4 shall not have been satisfied, then the Seller may retain fifty percent (50%) of the principal amount of the Down Payment and the Seller shall return the balance of the principal amount of the Down Payment to the Buyer.

            (b) At the Closing, the sum of $295,050,000, subject to the adjustment described in Section 2.5, which represents the balance of the Purchase Price, shall be paid by the Buyer to the Seller by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing by the Seller.

            2.3 Assumption of Liabilities. At the Closing, and as additional consideration for the purchase of the Assets, the Buyer shall execute and deliver to the Seller an assumption agreement, in substantially the form of the Assumption Agreement attached hereto as Exhibit A,


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pursuant to which the Buyer shall agree, subject to Section 2.4 hereof, to pay, perform and discharge when due, to the extent the same are unpaid, unperformed or undischarged on the Closing Date, all of the liabilities and obligations of the Seller with respect to the use of the Assets and the Telephone Operations (the "Liabilities"), including, without limitation:

            (a) All liabilities and obligations reflected on the audited balance sheet of ATU as of December 31, 1997 and the related audited statements of revenues and expenses, retained earnings and changes in financial position for the 12-month period then ended, including the notes thereto (the "1997 Financial Statements") and not previously discharged;

            (b) All liabilities and obligations incurred in the ordinary course of business and consistent with past practices between January 1, 1998 and the Closing Date;

            (c) All liabilities and obligations consented to by the Buyer in writing pursuant to this Agreement or otherwise;

            (d) All liabilities and obligations which arise under the terms of any contract, agreement, license, lease, sales order, purchase order or other commitment which is assigned, or the benefits of which are to be provided, to the Buyer hereunder;

            (e) All liabilities and obligations incurred in the ordinary course of business and consistent with past practices, whether occurring prior to, on or after the Closing Date, which are not required to be reflected as liabilities on the 1997 Financial Statements under generally accepted accounting principles, consistently applied;

            (f) All workers compensation, automobile and similar liabilities for personal injuries, in each case to the extent such liability arises from an injury, event or occurrence, whether occurring prior to, on or after the Closing Date;


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            (g) All insurance premiums or other amounts owing to maintain insurance (including self-insurance), or retroactive assessments based upon claims described in the preceding subsection (f);

            (h) All liabilities and obligations arising out of litigation or administrative proceedings, whether existing prior to, on or after the Closing Date;

            (i) All liabilities and obligations for sales, transfer or similar taxes arising out of the transactions contemplated by this Agreement;

            (j) All liabilities and obligations, whether asserted or unasserted, known or unknown, (i) directly or indirectly arising out of or relating to any claims or controversies pending or threatened, whether prior to, on or after the Closing Date between the Seller and any of its employees, former employees, employees' collective bargaining representatives or job applicants, or any association or group of such persons, with respect to ATU (including, but not limited to, claims or controversies asserted pursuant to any federal, state or local constitution, statute, law, regulation, rule, collective bargaining agreement or ordinance relating in whole or in part to the employment of labor and equal employment opportunity) or (ii) directly or indirectly relating to any action which the Seller took or failed to take with regard to such persons and with respect to ATU, whether prior to, on or after the Closing Date; and

            (k) The liability of Seller to the Alaska Public Employees' Retirement System Plan ("PERS") resulting from the vesting of PERS benefits as a result of the sale of the ATU as specified in Schedule 2.3(k) hereto.

            2.4 Liabilities Not Assumed. Notwithstanding anything in this Agreement or the Assumption Agreement to the contrary, the Buyer shall not assume any, and the Seller shall retain and be responsible for all, of the following liabilities and obligations of the Seller: (a) all


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liabilities and obligations arising under or in connection with all revenue bonds issued by the Seller which are or were secured by a pledge of revenues derived from the operation of the Assets, including, without limitation, all liabilities and obligations incurred in connection with the issuance, defeasance or redemption of such revenue bonds; (b) all liabilities and obligations of the Seller for income-based taxes arising as a result of the sale by the Seller of the Assets or the assumption by the Buyer of any liabilities in accordance with this Agreement; (c) all liabilities and obligations of the Seller arising under or in connection with any and all ATU Plans, as defined in Section 5.8 hereof, and any and all Multiemployer Plans and Multiple Employer Plans, as defined in
Section 5.8 hereof, to which the Seller has made contributions; provided, however, that the Buyer shall assume all, and the Seller shall not retain or be responsible for any, liabilities and obligations of the Seller with respect to medical, disability and group life benefits (other than benefits payable after retirement) and the Multiple Employer Plans and Multiemployer Plans described in
Section 5.8(b)(iii) hereof, other than liabilities and obligations (i) under the PERS (but excluding the Buyer's obligation to pay the amount specified in Section 2.3(k) hereof), (ii) for penalties for the Seller's noncompliance with applicable law, (iii) for contributions required to be made to such Multiple Employer Plans and Multiemployer Plans prior to the Closing Date and (iv) resulting from the full or partial withdrawal by the Seller from any Multiple Employer Plan or Multiemployer Plan; (d) all liabilities and obligations of the Seller required to be disclosed to the Buyer under the terms of this Agreement of which the Seller has actual knowledge on the Closing Date but intentionally decides not to disclose to the Buyer; (e) all liabilities and obligations of the Seller arising in respect of or in connection with any of the assets listed on
Schedule 1.2 hereto; (f) all liabilities and obligations of the Seller, the assumption of which by the Buyer would not be permitted by law because the Seller is a


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governmental entity and the Buyer is not; (g) all liabilities and obligations of the Seller for "Arbitrage payable," as such term is used in the 1997 Financial Statements; and (h) all liabilities and obligations for all MUSA (as defined herein) payments, the 1998 revenue distribution and the 1999 revenue distribution (all of which the Seller is expected to pay prior to Closing). For the purposes of this Section 2.4, the Seller shall be deemed to have actual knowledge of a liability or obligation if, and only if, the Seller's Mayor, a member of either the ATU Committee of Seller's Municipal Assembly or Executive Committee, any official (elected or appointed) of the Seller with a rank of director or higher, or any officer of ATU with the rank of division manager or higher has actual knowledge of such liability or obligation.

            2.5 Cash and Net Plant Adjustment. The Purchase Price shall be adjusted upward (to the extent that the Cash and Net Plant Adjustment described below is a negative number) or downward (to the extent that the Cash and Net Plant Adjustment described below is a positive number). The Cash and Net Plant Adjustment shall be calculated as of the Closing Date, and be equal to $307,121,987 less the sum of (a) all cash and cash equivalents of ATU, MACtel, Inc. ("MACtel") and ATU Long Distance, Inc. ("ATU-LD") included in the Assets as described in item (m) of Schedule 1.1 hereto, but excluding all amounts in the accounts of Sellers entitled "Revenue Bond Reserve Investment," and (b) the book value of (i) "Net telephone plant" of ATU, as such term is used in the 1997 Financial Statements and the Interim Financial Statements (as defined herein),
(ii) "Property and equipment" less "accumulated depreciation" of MACtel, and
(iii) "Total Fixed Assets" of ATU-LD, in the case of (ii) and (iii) as such terms are used in the Interim Financial Statements, included in the Assets transferred pursuant hereto, computed in accordance with generally accepted accounting principles applied on a consistent basis with the Interim Financial Statements. At the Closing, the Seller shall provide to the Buyer a good faith


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estimate of the Cash and Net Plant Adjustment, certified by the Chief Financial
Officer of the Seller, and the payment on the Closing Date described in Section 2.2(b) shall be based on such good faith estimate. Within 5 days after the Report (as defined in Section 2.6) becomes final and binding, the Seller shall pay to the Buyer or the Buyer shall pay to the Seller without interest, the amount of any differences between the estimated Cash and Net Plant Adjustment and the Cash and Net Plant Adjustment as determined from the Report. Such payment shall be by wire transfer of immediately available funds to a bank account designated in writing by the recipient of such payment.

            2.6 The Report. In order to perform the calculations required for the adjustment called for in Section 2.5, within 30 days after the Closing Date, the Buyer shall prepare and deliver to the Seller, or cause to be prepared and delivered to the Seller, a report setting forth the sum of the items described in Section 2.5(a) and (b) as of the Closing Date (the "Report"). The Report shall be prepared in conformity with the accounting practices and procedures used to prepare the 1997 Financial Statements and the Interim Financial Statements (as defined in Section 5.3 hereof) and on the basis used in calculating the Cash and Net Plant Adjustment pursuant to Section 2.5, and shall be certified by the Chief Financial Officer of the Buyer. The Buyer shall give the Seller and its employees and agents such assistance and access to the assets, books and records of ATU during normal business hours as the Seller shall reasonably request to enable the Seller to review and observe preparation of the Report. The Seller and its employees and agents shall have the opportunity to observe the taking of the inventory of ATU, and to examine the work papers, schedules and other documents prepared by the Buyer, in connection with the preparation of the Report. The Report shall be final and binding on the Buyer and the Seller unless within 15 days after receiving such Report the Seller delivers to the Buyer a written notice in reasonable detail of any objections to such Report. If such a notice is delivered, and the Buyer and the Seller shall negotiate in good faith with each other to resolve the objections, and if they are able to resolve the objections, the Report shall be deemed final and binding on the Buyer and the Seller upon such resolution. If the Buyer and the Seller are unable to reach agreement within 30 days after such notice is delivered, the dispute shall be resolved by a firm of independent accountants of nationally recognized standing selected mutually by the Buyer and the Seller. The Buyer and the Seller shall instruct such firm to resolve the dispute within 30 days, and shall bear the fees and costs of such firm equally. The resolution of the dispute by the firm of accountants shall be final and binding on the Buyer and the Seller.

            3. Transfer and Assignment of Assets; Liabilities.

            3.1 Instruments of Conveyance and Transfer. The sale, assignment, conveyance, transfer and delivery of the Assets shall be effected by the Seller's execution and delivery to the Buyer, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit B, together with such other quitclaim deeds (or the local equivalent thereof), bills of sale, endorsements, assignments and other instruments of transfer and conveyance in form and substance sufficient to vest in the Buyer all of the Seller's right, title and interest in and to the Assets and as shall reasonably be required by the Buyer or its counsel. In addition, on the Closing Date the Seller shall transfer to the Buyer, by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing by the Buyer, all cash and cash equivalents included in the Assets, including without limitation all amounts in the accounts of the Seller entitled "Petty Cash," "Equity in General Cash Pool," and "Equity in Construction Cash Pool" but excluding all amounts in the accounts of the Seller entitled "Revenue Bond Reserve Investment," and any other amounts which the Buyer and the Seller agree should be held in such bank account or accounts as reserves, which amounts will not be considered in calculating the Cash and Net Plant Adjustment.

            3.2 Assignment of Certain Contracts and Rights. The Seller shall use its reasonable best efforts prior to and, if necessary, after the Closing Date to obtain such consents or approvals as may be required for the assignment or transfer of the contracts, agreements, leases, commitments and rights to be transferred to the Buyer hereunder; provided, however, that the Seller shall not be required to institute any litigation, or to pay or agree to pay any amount, in order to obtain any such consent or approval. If any such consent or approval is not obtained, the Seller and the Buyer agree to cooperate in any reasonable arrangements (which may include, in the case of leased property, a sublease or license thereof or operating agreement with respect thereto) designed to provide for the Buyer all of the benefits (and to assure that the Seller will be effectively relieved from related liabilities) under such contract, agreement, lease, commitment or right. Nothing in this Agreement shall be construed as an attempt or agreement to assign (a) any contract, agreement, lease, commitment or right which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or (b) any contract or claim as to which all the remedies for the enforcement thereof would not pass to the Buyer as an incident of the assignments provided for by this Agreement.

            3.3 Further Assurances. The Seller agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of the Buyer and without further consideration, take any and all commercially reasonable steps necessary to place the Buyer in possession and operating control of the Assets, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as may be reasonably required in order fully to sell, assign, convey, transfer, grant, assure and confirm to the Buyer, or to aid and assist in the collection of or reducing to possession by the Buyer of, all of the Assets, or to vest in the Buyer good, valid and marketable title, subject to the encumbrances permitted by this Agreement, to the Assets. In addition, and in no way limiting the foregoing, for a period of five years from the Closing, the Seller, upon the request of the Buyer and without further consideration, will take any and all commercially reasonable steps necessary to obtain for and deliver to the Buyer the easements and rights-of-way reasonably necessary to the Telephone Operations as of the Closing Date. The Buyer agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of the Seller and without further consideration, take any and all commercially reasonable steps necessary to assume the liabilities and obligations of the Seller with respect to the use of the Assets and the Telephone Operations in accordance with Section 2.3 hereof, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as may be reasonably required in order fully to assume such liabilities and obligations.

            4. Closing.

            4.1 Closing Date and Time. The closing of the transactions provided for herein (the "Closing"), shall take place at 10:00 a.m. Anchorage, Alaska time on the date 15 business days following the date on which the last of the conditions contained in Sections 10 and 11 hereof has been satisfied or waived, other than such conditions that by their terms are to be satisfied on the Closing Date, at the offices of the Seller, Office of the Mayor, City Hall,


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

Anchorage, Alaska, or at such other date, time and place as the parties hereto may mutually agree, but in no event later than 30 days following the date on which the last of the conditions contained in Sections 10 and 11 hereof has been satisfied or waived, other than such conditions that by their terms are to be satisfied on the Closing Date. At the Closing, the Buyer and the Seller shall deliver, or cause to be delivered, to the other party or parties, such certificates, receipts or other documents or instruments, in addition to those specifically provided for herein, as may reasonably be requested by such other party. The date on which the Closing occurs is referred to herein as the "Closing Date."

            5. Representations and Warranties of the Seller. For purposes of this Section 5, each reference to "ATU" shall be deemed, to the extent appropriate, to refer as well to each of the Subsidiaries. The Seller hereby represents and warrants to the Buyer as follows:

            5.1 Standing and Power. The Seller has full power and authority to own the Assets and is authorized to conduct the business of the Telephone Operations.

            5.2 Authority. (a) The Seller is not a party to any agreement, arrangement or commitment which would render the Seller unable to comply with its obligations hereunder.

            (b) Except for the acceptance of the Buyer's bid by the Municipal Assembly of the Seller as described in Sections 10.8 and 11.8 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms. Except as disclosed in Schedule 5.2(b) hereto, neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Anchorage Municipal Code or other governance documents of the Seller or ATU, or (ii) result in a material breach or default under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which the Seller or ATU is a party or by which the Seller, ATU or any of the Assets is otherwise bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, ATU or any of the Assets, which conflict, breach, default or violation, in any such case, would have a material adverse effect on the Assets or the condition (financial or other), business or operations of ATU, in each case taken as a whole, or on the consummation of the transactions contemplated hereby, or would result in any material liability of the Buyer, and which will not be cured, waived or terminated prior to the Closing Date.

            (c) Except as set forth in Schedule 5.2(c) hereto, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority is required to be obtained by the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            5.3 Financial Information. Attached hereto as Schedule 5.3 are complete and correct copies of (a) the 1997 Financial Statements and (b) the unaudited balance sheets of ATU, MACtel and ATU-LD as at August 31, 1998 and the related unaudited statements of revenues and expenses, retained earnings and changes in financial position for the nine-month period then ended (the items referred to in clause (b) being the "Interim Financial Statements"). The 1997 Financial Statements and the Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified therein and fairly present the financial condition and changes in financial position of ATU, as applicable, ATU-LD and MACtel, as of the dates specified therein and the results of its operations for the periods specified therein, except that the Interim Financial Statements do not contain the notes that might otherwise be required by generally accepted accounting principles.

            5.4 Absence of Certain Changes or Events. Except as otherwise set forth in Schedule 5.4 hereto or expressly consented to in writing by the Buyer pursuant to this Agreement or otherwise, since May 31, 1998:

            (a) Neither the Assets nor the Telephone Operations have sustained any damage, destruction or loss, whether by reason of fire, explosion, earthquake, casualty, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, strike, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of any contract, governmental restriction or regulation or other calamity or other similar event materially and adversely affecting the Assets or the condition (financial or other), business or operations of ATU, in each case taken as a whole.

            (b) There have been no changes in the Assets or the condition (financial or other), business, operations, obligations or liabilities (fixed or contingent) of the Telephone Operations that, in the aggregate, have had or may be reasonably expected to have (whether prior to or after the Closing Date), a material adverse effect on the Assets or the condition (financial or other), business or operations of ATU, in each case taken as a whole.

            (c) Neither the Seller nor ATU has incurred in respect of the Telephone Operations additional debt for borrowed money (including, without limitation, obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), nor incurred or increased in respect of the Telephone Operations any obligation or liability (fixed, contingent or other, including, without limitation, liabilities as a guarantor or otherwise with respect to obligations of others), nor has the Seller or ATU forgiven or released, in respect of the Telephone Operations any debt or claim, given any waiver of any right of material value or voluntarily suffered any extraordinary loss, except in any such case (i) in the ordinary course of business, (ii) consistent with past practices, and (iii) without causing a material adverse effect on the Assets or the condition (financial or other), business or operations of ATU, in each case taken as a whole.

            (d) Neither the Seller nor ATU has made in respect of the Telephone Operations any payment to discharge or satisfy any material Lien (as defined below) or paid any material obligation or liability (fixed or contingent) other than (i) current liabilities (including the current portion of any long-term liabilities) included in the Interim Financial Statements and (ii) current liabilities incurred or maturing since the date of the Interim Financial Statements in the ordinary course of business (for purposes of this Agreement, the phrase "in the ordinary course of business" shall be deemed to include the phrase "and consistent with past practice").

            (e) ATU has not declared or made any interfund transfer, equity distribution or other transfer or distribution of cash or property to the Seller such that such cash or property would no longer be considered part of the Assets, other than as described in Section 7.2(a)(iii) hereof.

            (f) Neither the Seller nor ATU has mortgaged, pledged, otherwise encumbered or subjected to Lien any of the Assets nor committed itself to do any of the foregoing, except for Liens permitted under Section 5.5 hereof.

            (g) Neither the Seller nor ATU has, except in the ordinary course of business in each case for fair consideration, disposed of, or agreed to dispose of, any of the Assets nor leased or licensed to others, or agreed so to lease or license, any of the Assets.

            (h) Neither the Seller nor ATU has entered into any transaction or contract, or an amendment thereto, in respect of the Telephone Operations or made any commitment to do the same, except (i) in the ordinary course of business and not requiring the payment in any case of an amount in excess of $1,000,000 in any one year or an amount in excess of $2,500,000 over the life of the transaction or contract, or (ii) with respect to any excluded assets set forth on Schedule 1.2 hereto.

            (i) Neither the Seller nor ATU has made any material increases in the compensation of the employees employed by ATU or materially changed any personnel policies or employee benefits applicable to such employees, other than in the ordinary course of business and consistent with past practices, or increased the number of regular, full-time employees to a number in excess of 716.

            (j) Neither the Seller nor ATU has changed any of the accounting methods, policies or practices of ATU in any material respect or, after the date hereof, as permitted by Section 7.2.

            (k) Neither the Seller nor ATU has acquired any additional Assets which would be material to the condition (financial or other), business or operations of ATU, in each case taken as a whole, except for Assets acquired in the ordinary course of business and consistent with past practices.

            (l) Neither the Seller nor ATU has agreed or committed to do any of the foregoing.

            5.5 Title to Properties; Absence of Liens. Except as set forth in
Schedule 5.5 hereto, the Seller has, and shall transfer and convey to the Buyer, good and valid (and, in the case of the real property, good and marketable) title to all of the Assets, in each case free and clear of all mortgages, liens, pledges, claims, charges, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options and other restrictions, title defects, encumbrances and agreements of any nature whatsoever ("Liens"), other than (a) Liens imposed by law in the ordinary course of business securing obligations which are not overdue, or, if overdue, are being contested in good faith by appropriate proceedings, (b) Liens upon leases and contracts included in the Assets or upon property subject to such leases and contracts included in the Assets or upon property subject to such leases and contracts granted by lessors or parties to such contracts other than ATU or the Seller, (c) mechanics', carriers', workers', repairmen's or other like Liens arising or incurred in the ordinary course of business, (d) purchase money Liens arising out of the purchase of products or services in the ordinary course of business and consistent with past practices, (e) other Liens which in the aggregate do not materially and adversely affect the value of the Assets taken as a whole, and (f) Liens securing liabilities to be assumed by the Buyer pursuant to
Section 2.3 hereof. Except as set forth in Schedule 5.5 hereto, all rights-of-way, easements, leaseholds, leasehold interests, contract rights, licenses, permits and other intangible Assets are owned directly by the Seller and are (and when transferred and conveyed to the Buyer will be) valid, subsisting and in full force and effect in accordance with their terms. The leases of real property and all amendments thereto described in Schedule 5.6 hereto constitute the entire agreements between the parties thereto, and said leases have not been further amended or modified except as described in such
Schedule 5.6.

            5.6 List of Properties, Contracts and Other Data. Schedule 5.6 hereto contains a list setting forth with respect to the Seller, as of the date hereof, the following:

            (a) All land and improvements thereon owned by the Seller or ATU which are included in the Assets;

            (b) All leases of real or personal property to which the Seller or ATU is a party (the "Leases"), either as lessee or lessor, which are included in the Assets; provided, however, that Schedule 5.6 hereto does not list any lease of personal property under which the total remaining lease payments are less than $100,000;

            (c) (i) All patents, trademarks, trade names, copyrights and servicemarks, and all registrations therefor unexpired as of the date hereof, all applications pending therefor on said date and all other proprietary rights included in the Assets (collectively, the "Intellectual Property"), and (ii) all licenses granted by or to the Seller or ATU and all other agreements to which the Seller or ATU is a party which relate, in whole or in part, to any items of the categories mentioned in (c)(i) above or to other proprietary rights included in the Assets;

            (d) All contracts, understandings and commitments (including, without limitation, mortgages, indentures, loan agreements, employment agreements, collective bargaining agreements and other employment related contracts and agreements) to which the Seller or ATU is a party relating to the Assets or the Telephone Operations, or to which the Seller or ATU or any of the Assets are subject and which are not specifically referred to in (b) or (c) above; provided, however, that Schedule 5.6 hereto does not list any contracts, understandings or commitments under purchase orders with customers, sales contracts, supply contracts with suppliers and other such commitments incurred in the ordinary course of business and consistent with past practices, other than any such contract, understanding or commitment which (i) is a contract, understanding or commitment or group of related contracts, understandings or commitments under which the total remaining payments exceed $100,000 in aggregate amount, (ii) is a sales contract of an open-ended or blanket nature, or (iii) cannot be performed in the normal course within 180 days after the Closing Date or canceled within such period by the Seller, or its assignee, without breach, penalty or liability; and

            (e) All approvals, authorizations, consents, licenses, permits, franchises, orders and other registrations of any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality, held by the Seller and required to permit the Seller or ATU to conduct the Telephone Operations as presently conducted.

            The Seller has delivered to the Buyer a true copy of ATU's Continuing Property Record ("CPR"), dated as of May 31, 1998. The CPR accurately lists all items of property included in the Assets with a book value equal to or greater than $100,000 as of that date.

            Except as disclosed in Schedule 5.6 hereto, there has been no claim that any Lease, license, patent or other proprietary right, agreement or contract referred to in such Schedule 5.6, or any lease, license, patent or other proprietary right, agreement or contract coming into existence after the date hereof which, if in existence on the date hereof, would have been required to be disclosed in such Schedule 5.6, is not valid and enforceable in accordance with its terms for the periods stated therein, that there is under any such Lease, license, patent or other proprietary right, agreement or contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default, and there is no such existing default, event of default or event on the part of the Seller or ATU, or, to the knowledge of the Seller, any other person.

            5.7 Litigation. Except as listed and described in Schedule 5.7 hereto, there are no actions, suits, proceedings, claims, investigations or examinations pending or threatened which arise from the use of the Assets or the conduct of the business of the Telephone Operations, including without limitation actions, suits, proceedings, claims, investigations or examinations pertaining to employment matters or labor agreements, or which question the validity or seek to prevent the consummation of this Agreement or the transactions contemplated hereby, whether at law or in equity, before or by any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality, which, individually or in the aggregate, if adversely determined, would result in any material adverse effect on the condition (financial or other), business or operations of ATU, in each case taken as a whole, or would prevent the consummation of this Agreement or the transactions contemplated hereby.

            5.8 Employee Benefit Plans. (a) A list of all ATU Plans (as defined below) is set forth in Schedule 5.8 hereto.

            (b) Except as disclosed in Schedule 5.8 hereto: (i) The ATU Plans and any related trust agreements, group annuity contracts, insurance policies or other agreements are in substantial compliance with the applicable provisions, if any, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws; (ii) All contributions due and payable on or before the Closing Date in respect of the ATU Plans have been made or will be made before the Closing Date; and (iii) The only Multiple Employer Plans and Multiemployer Plans (as hereinafter defined in Section 5.8(c) hereof) to which ATU or the Seller contributes or is obligated to contribute on behalf of the Employees are the Public Employees' Retirement System

Plan and any plans administered or sponsored by the International Brotherhood of Electrical Workers, Local No. 1547 (the "IBEW"); provided, however, that the representations made under this Section 5.8 are subject to any amendments to any ATU Plan, Multiple Employer Plan or Multiemployer Plan required by any applicable statute.

            For the purposes hereof, the term "ATU Plan" means any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA), as well as any other written or formal plan or contract involving direct or indirect compensation under which ATU has any present or future obligations or liability on behalf of employees or former employees of the Telephone Operations or their dependents or beneficiaries; provided, however, that such term shall exclude any "Multiemployer Plan" or "Multiple Employer Plan." For the purposes hereof, with respect to any employer, the term "Multiemployer Plan" means a multiemployer pension plan or multiemployer employee welfare benefit plan within the meaning of Section 3(37) and 4001(a)(3) of ERISA under which such employer has any present or future obligations or liability on behalf of its employees, and "Multiple Employer Plan" means a multiple employer plan within the meaning of
Section 413(c) of the Code under which such employer has any present or future obligations or liability on behalf of its employees.

            5.9 Government Approvals. Except as set forth in Schedule 5.9 hereto, the Seller has all approvals, authorizations, consents, licenses, permits, franchises, orders and other registrations of any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality (collectively, the "Permits"), required to permit the Seller to conduct the Telephone Operations as presently conducted, except where the failure to have such Permits, individually or in the aggregate, does not have a material adverse effect on the Assets or the condition (financial or other), business or operations of ATU, in each case taken as a whole.

            5.10 Insurance. Schedule 5.10 hereto contains a list of all policies and binders of insurance and self-insurance arrangements covering any of the Assets or the Telephone Operations. No policy listed has been canceled and each policy listed will continue in effect until the earlier of its expiration date or the Closing Date. On the Closing Date, each such policy listed and remaining in force will be canceled as to ATU and the Seller will notify the insurance carriers issuing such policies of the cancellations. The Seller will direct such insurance carriers to audit such policies and to send to the Buyer any premiums to be refunded under such policies. In addition, the Seller shall direct its external actuaries to determine the amounts of the uninsured reserves held in the Seller's insurance funds allocable to ATU as of the Closing Date and shall forthwith transfer such amounts to the Buyer, by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing by the Buyer; provided, such funds shall not be treated as cash or cash equivalents for purposes of the Cash and Net Plant Adjustment.

            5.11 Condition of Assets. To the knowledge of the Seller, except as set forth in Schedule 5.11 hereto, all tangible personal property, fixtures and equipment included in the Assets, and all tangible personal property, fixtures and equipment leased under leases included in the Assets, are (a) in good operating condition or otherwise suitable for their intended purpose, and (b) adequate for the conduct of the Telephone Operations as currently being conducted, except for the Assets which are not currently being used or which are not individually and in the aggregate material to the condition (financial or other), business or operations of ATU, in each case taken as a whole.

            5.12 Accounts Receivable and Accounts Payable. The accounts receivable and the accounts payable of ATU shown on the 1997 Financial Statements and the Interim Financial Statements arose from bona fide transactions in the ordinary course of business and consistent with past practices. The values at which accounts receivable are carried on the 1997 Financial Statements and the Interim Financial Statements reflect the accounts receivable valuation policy of the Seller and ATU, which is consistent with past practices and in accordance with generally accepted accounting principles applied on a consistent basis.

            5.13 No Defaults. Except as set forth in Schedule 5.13 hereto, neither the Seller nor ATU is in violation of or in default with respect to any contract, agreement, lease, mortgage, Permit or other instrument, or any covenant or restriction affecting any of the real property included in the Assets, or any order, writ or decree of any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality, which violation or default, individually or in the aggregate, would have a material adverse effect on the condition (financial or other), business or operations of ATU, taken as a whole, or on the ability of the Seller to perform its obligations hereunder, and there has not occurred any event which, with notice or lapse of time or both, would constitute such a violation or default.

            5.14 Compliance with Applicable Law. Except as set forth in Schedule
5.14 hereto, the conduct of the Telephone Operations and the operation and maintenance of the real property included in the Assets does not violate or infringe upon any, and is in compliance with all federal, state or local statutes, laws, regulations, rules or ordinances, except for such violations or infringements or failures to comply which would not have a material adverse effect on the Assets or on the condition (financial or other), business or operations of ATU, in each case taken as a whole.

            5.15 Absence of Undisclosed Liabilities. Except to the extent disclosed, reflected or reserved against in the 1997 Financial Statements or the Interim Financial Statements or in Schedule 5.15 hereof, ATU had as at August 31, 1998 no liabilities or obligations of any nature, whether accrued, absolute, contingent or other (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including, without limitation, any liabilities for Taxes (as defined in Section 5.16 hereof), for any period prior to such date or arising out of any transaction entered into or any set of facts existing prior to such date, other than those liabilities or obligations that either individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Assets or the condition (financial or other), business or operations of ATU, in each case taken as a whole. Except for those liabilities or obligations that are fully disclosed, reflected or reserved against in the 1997 Financial Statements or the Interim Financial Statements or on Schedule 5.15 hereto, to the knowledge of the Seller, there is no reasonable basis for a determination by any court, agency, authority, arbitration panel or other tribunal that the Seller or ATU is liable with respect to any liabilities or obligations that either individually or in the aggregate would reasonably be expected to be materially adverse to the Assets or the condition (financial or other), business or operations of ATU taken as a whole.

            5.16 Taxes. All taxes, assessments, fees, imposts, levies and other charges, including, without limitation, interest and penalties, upon the Seller and ATU in respect of the Telephone Operations, whether on property, payroll, sales, assets, revenues, income, net income, net worth, accumulated earnings, items of tax preference or any other base, imposed by any taxing authority, federal, state, local or foreign ("Taxes"), that have become due and payable have been paid, other than those not yet delinquent. The Seller and ATU have duly filed with the appropriate government agencies all returns and reports with respect to Taxes required to be filed by them. No waiver of any statute of limitations relating to Taxes has been executed or given by the Seller or ATU. The charges, accruals and reserves shown in the 1997 Financial Statements and the Interim Financial Statements are adequate to cover all liabilities for Taxes as of December 31, 1997 and August 31, 1998, respectively, except to the extent disclosed in notes to such financial statements. The Seller has made available to the Buyer correct and complete copies of all documents and materials relating to any pending federal, state or local tax dispute concerning the Telephone Operations or in any way affecting the Telephone Operations.

            5.17 Brokers. Other than Donaldson, Lufkin & Jenrette Securities Corporation which has been retained as financial advisor to the Seller pursuant to a contract dated as of June 10, 1998 and whose fees and expenses will be paid by the Buyer as specified in Section 16 hereof, neither the Seller nor any officer, official (elected or appointed), director or employee of either, has employed any finder, broker, investment banker or similar agent or other intermediary on behalf of the Seller, ATU or the Buyer, or incurred on behalf of the Seller, ATU or the Buyer any liability for any brokerage, finders' or investment banking fees or commissions in connection with the negotiation or consummation of the transactions contemplated hereby.

            5.18 Hazardous Substances. Except as set forth in Schedule 5.18 hereto, the Seller and ATU have complied with respect to the Assets and the Telephone Operations in all material respects with all Environmental Laws (as hereinafter defined) in connection with the generation, handling, manufacturing, processing, treatment, storage, use, transfer, release or disposal of hazardous substances, hazardous wastes, hazardous waste constituents and reaction byproducts, hazardous materials, pesticides, oil and other petroleum products, and toxic substances, including asbestos and PCBs, as those terms are defined pursuant to Environmental

Laws (collectively "Hazardous Substances"). To the best of the Seller's knowledge, the Assets do not contain any Hazardous Substances the presence of which could have a material adverse effect on the condition (financial or other), business or operations of ATU, in each case taken as a whole. For purposes of this Section 5.18, "Environmental Laws" shall be all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to environmental matters, including without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Act, the Clean Water Act, the Clean Air Act and state and federal environmental cleanup programs.

            5.19 Underground Storage. Except as set forth in Schedule 5.19 hereto, to the best of the Seller's knowledge the Assets do not contain any underground storage or treatment tanks, active or abandoned water, gas or oil wells, or any other underground improvements or structures, other than the foundations, footings or other supports for the buildings included in the Assets.

            5.20 Exclusivity of Representations and Warranties. Except for the representations and warranties contained herein, the Seller makes no other representations or warranties, express or implied, and the Seller hereby disclaims any such representations or warranties whether by the Seller, ATU or any of their respective directors, officials (elected or appointed), officers, employees, agents or representatives, or any other person, with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to the Buyer or any of its directors, officers, employees, agents or representatives, or any other person, of any documentation or other information by the Seller or any of its directors, officials (elected or appointed), officers, employees, agents or representatives, or any other person, with respect to the foregoing.

            6. Representations and Warranties of the Buyer.

            The Buyer hereby represents and warrants to the Seller as follows:

            6.1 Organization and Standing. The Buyer is a corporation duly organized and validly existing under the laws of its state of incorporation. The Buyer has full corporate power and corporate authority to acquire, own, lease and operate the Assets to be conveyed to it, and, subject to receipt of any required consents, approvals, licenses, or permits of third parties, including those referred to in Section 6.2 hereof, to carry on the Telephone Operations, to enter into this Agreement and to perform all of its obligations hereunder.

            6.2 Authority. (a) The Buyer is not a party to any agreement, arrangement or commitment which would render the Buyer unable to comply with its obligations hereunder.

            (b) The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. Except as disclosed in Schedule 6.2(b) hereto, neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Buyer, (ii) or result in a material breach or default under any provision of, any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which the Buyer is a party or by which the Buyer or any of its assets or properties is otherwise bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its assets or properties, which conflict, breach, default or violation, in any case, would have a material adverse effect on the condition (financial or other) of the Buyer or the consummation of the transactions contemplated hereby, or would result in any material liability of the Seller, and which will not be cured, waived or terminated prior to the Closing Date.

            (c) Except as set forth in Schedule 6.2(c) hereto, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby.

            6.3 Financing. The Buyer has obtained financing commitments, in each case as provided in the commitment letters delivered to Sellers on the date hereof, for $77.5 million of equity and $240 million of debt (the "Debt Commitment"), which are sufficient for the purchase of the Assets pursuant to this Agreement and for the performance of its obligations hereunder and under the other instruments and documents required or contemplated by this Agreement.

            6.4 Brokers. Neither the Buyer, nor any officer, director or employee of the Buyer, has employed any finder, broker, investment banker or similar agent or other intermediary on behalf of the Buyer, or incurred on behalf of the Buyer any liability for any brokerage, finders' or investment banking fees or commissions, in connection with the negotiation or consummation of the transactions contemplated hereby to whom or for which the Seller will be responsible for payment.

            7. Covenants of the Seller.

            7.1 Access to Properties, Books and Records. Prior to the Closing Date and subject to appropriate confidentiality arrangements, the Seller shall, at the Buyer's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of the Buyer, reasonable access, after prior telephonic notice to ATU, during normal business hours to all employees, properties, books and records relating to ATU, and shall permit such persons, at the Buyer's expense and risk, to make copies of such books and records. In particular, the Seller shall afford the Buyer and its authorized representatives reasonable access to the real and tangible personal property included in the Assets for the purpose of conducting investigations and examinations thereof, except where contrary to law or contract and for preparation of surveys, making appraisals and ascertaining the condition thereof and shall deliver to the Buyer monthly financial statements of ATU, promptly after they become available. The Seller shall cooperate with the Buyer and issue any consents and authorizations reasonably requested by the Buyer in connection with the Buyer's examination of governmental records pertaining to the real and personal property included in the Assets. The Buyer will treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section 7.1 as confidential in accordance with Section 24 hereof. No investigation by the Buyer or any of its representatives pursuant to this Section 7.1 shall affect any representation, warranty or closing condition of any party hereto.

            7.2 Conduct of Business. (a) Except as otherwise permitted by this Agreement or with the prior written consent of the Buyer, prior to the Closing Date, the Seller shall not, and the Seller shall cause ATU not to: (i) Incur in respect of the Telephone Operations additional indebtedness (including, without limitation, obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles); nor incur or increase in respect of the Telephone Operations any obligation or liability (fixed, contingent or other, including, without limitation, liabilities as a guarantor or otherwise with respect to obligations of others), nor forgive or release in respect of the Telephone Operations any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss, except in any such case (x) in the ordinary course of business, (y) consistent with past practices, and (z) without causing a material adverse effect on the Assets or the condition (financial or other), business or operations of ATU, in each case taken as a whole, and, in the case of indebtedness, which is prepayable without penalty upon reasonable notice; (ii) Make in respect of the Telephone Operations any payment to discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (fixed or contingent) other than (x) current liabilities (including the current portion of any long-term liabilities) included in the Interim Financial Statements; and (y) current liabilities incurred or maturing since the date of the Interim Financial Statements in the ordinary course of business; (iii) Declare or make any interfund transfer, equity distribution or other transfer or distribution of cash or Assets to the Seller such that such cash or property would no longer be considered part of the Assets, other than (x) all Municipal Utility Services Assessment ("MUSA") payments, including, without limitation, the 1.25 percent gross receipts MUSA payment, made in accordance with Section 9.5 hereof; (y) a 1998 revenue distribution and a 1999 revenue distribution (which in the case of the 1999 revenue distribution will be made on the day immediately prior to the Closing
Date), each in an amount no greater than $7.5 million; and (z) all intergovernmental charges incurred in the ordinary course of business and consistent with past practices; (iv) Mortgage, pledge, otherwise encumber or subject to lien any of the Assets or commit to do any of the foregoing, except for Liens permitted under Section 5.5 hereof; (v) Except in the ordinary course of business in each case for fair consideration, dispose of, or agree to dispose of, any of the Assets or lease or license to others, or agree so to lease or license, any of the Assets; (vi) Enter into any transaction or contract, or any amendment thereto, in respect of the Telephone Operations or make any commitment to do the same, except (x) in the ordinary course of business and not requiring total payments in any case of an amount in excess of $1,000,000 in any one year or an amount in excess of $2,500,000 over the life of the transaction or contract, or (y) with respect to any excluded assets set forth on Schedule 1.2 hereto; (vii) Enter into any new employment, severance, consulting or other compensation agreement with any director, officer, employee, agent or representative or other person, except as contemplated herein; (viii) Make any material increases in the compensation of the employees employed by ATU or materially change any personnel policies or employee benefits applicable to such employees, other than in the ordinary course of business and consistent with past practices, or increase the number of regular, full-time employees to a number in excess of 716; (ix) Use any accounting methods, policies or practices not in conformity with generally accepted accounting principles (x) Acquire any additional Assets which would be material to the condition (financial or other), business or operations of ATU, in each case taken as a whole, except for Assets acquired in the ordinary course of business and consistent with past practices; (xi) Amend, renegotiate or enter into any collective bargaining or similar agreement; (xii) Make any material changes in rates for current services; or (xiii) Agree or commit to do any of the foregoing.

            (b) Except as otherwise permitted by this Agreement or with the prior written consent of the Buyer, prior to the Closing Date, the Seller shall, and the Seller shall cause ATU to: (i) Operate the Telephone Operations as presently operated and only in the ordinary course of business and consistent with past practices; (ii) Not cancel or change any material existing policy of insurance (including self-insurance) or fidelity bond relating to the Assets or the Telephone Operations, or any policy or bond providing substantially the same coverage, unless replaced by a policy or bond providing substantially the same coverage or such cancellation or change is effective only on the Closing Date, and not change in any material respect the Seller's and ATU's currently existing policies and practices with respect to the maintenance of self-insurance reserves allocable to ATU; (iii) Advise the Buyer in writing of any material adverse change or any event, occurrence or circumstance which is likely to cause a material adverse change in the Assets or the condition (financial or other), business or operations of ATU;
(iv) Use all commercially reasonable efforts to maintain all of the tangible Assets in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all commercially reasonable steps necessary to maintain the intangible Assets; and (v) Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items included in the Assets.

            7.3 Defeasance. On or prior to the Closing Date, the Seller shall take all actions necessary to retire or defease duly and validly, by the deposit of securities in accordance with the relevant municipal ordinances, all revenue bonds of the Seller outstanding as of the Closing Date and relating to the Telephone Operations or the Assets, including without limitation the revenue bonds listed on Schedule 7.3 hereto, using for such purpose the proceeds of the Purchase Price received from the Buyer pursuant to this Agreement.

            7.4 Consulting Agreement. Subject to any required regulatory approvals, the Buyer and the Seller agree to work together in good faith to negotiate and execute, as soon as possible and if possible within 30 days of the date hereof, a consulting agreement with Buyer or a consultant mutually acceptable by Buyer and Seller, on terms mutually agreeable to the parties for the period until Closing.

            7.5 North Wire Center. Prior to the Closing Date, the Seller and the Buyer shall negotiate and execute a mutually acceptable lease with respect to the Central Office located at the North Wire Center.

            8. Covenants of the Buyer.

            8.1 Interconnection Agreements and Employees.

            (a) Buyer agrees that it shall honor ATU's interconnection agreements as in effect at the date of this Agreement and the Closing Date, including any reopener or adjustment provisions in those agreements.

            (b) Without limiting Section 2.3 hereof, the Buyer shall recognize any labor organization which is currently certified as the lawful bargaining agent for and representative of ATU's employees, to include recognizing the current collective bargaining agreement until August, 1999, including reopener or adjustment provisions in that agreement.

            8.2 As Is. The Buyer agrees and acknowledges that, notwithstanding any other provision of this Agreement, it is acquiring and shall accept the Assets "As Is" and "Where Is", in their present condition (including, without limitation, their environmental condition), and subject to wear, tear, natural deterioration, and all hazards, vandalism, casualty or catastrophe, and changes (if any) made or that may be made by the Seller or any of its agents, consultants, or other representatives in accordance with the terms hereof or with the Buyer's approval, and any other changes that are not material.

            8.3 Cellular Licenses. To the extent required by applicable law, the Buyer will use commercially reasonable efforts to divest or agree to divest (or to cause its affiliates to divest or agree to divest), within the time period required by law, one of the two, cellular licenses for cellular market 0315 Alaska 1-Wade Hampton, to the extent ownership of both such licenses are prohibited from being owned by the same party and its affiliates.

            9. Covenants of the Seller and the Buyer.

            9.1 Regulatory Approvals. The Seller and the Buyer, and their respective Representatives (as hereinafter defined), shall cooperate and use all reasonable efforts, in good faith, to make all registrations, filings and applications and to give all notices and obtain all governmental and regulatory consents, approvals, orders, qualifications and waivers necessary or desirable for the consummation of the transactions contemplated hereby including, without limitation, those consents, approvals, orders, qualifications and waivers set forth in Schedules 5.2(c) and 6.2(c) hereto as soon as practicable following execution of this Agreement. Buyer and Seller agree to each use diligent efforts to consummate the transactions contemplated hereby within five months of the date of this Agreement or as soon thereafter as all legal, administrative and regulatory requirements have been fulfilled. For purposes of this Section 9.1, with respect to the Seller, the term "Representatives" means the Municipal Attorney of the Seller, the Seller's special counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P., and such other counsel as shall be appointed by the Seller, which shall represent the Seller in obtaining all approvals required by this
Section 9.1. For purposes of this Section 9.1, with respect to the Buyer, the term "Representatives" means the attorney of the Buyer, the Buyer's counsel, Birch, Horton, Bittner and Cherot, Hogan & Hartson LLP and Wachtell, Lipton, Rosen & Katz, and such other counsel as shall be appointed by the Buyer, which shall represent the Buyer in obtaining all approvals required by this Section
9.1. Without limiting the generality of the foregoing, (a) the Seller and the Buyer shall, if required by law, make (or cause to be made on their behalf) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and each shall use its reasonable efforts, in good faith, promptly to provide any additional information or documentary material that may be requested by either the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, except to the extent that such request, in the opinion of such party's counsel, is improper, and (b) the Seller and the Buyer, and their respective Representatives, each shall use its reasonable efforts in good faith to obtain such consents, approvals, orders, qualifications and waivers (including reaching separate agreements or entering stipulations with intervenors or agency staffs), and take such other actions (whether or not in connection with such consents, approvals, orders, qualifications and waivers), as may be necessary or desirable to permit the Closing and the consummation of the transactions contemplated hereunder or as may be required by the public utility or other laws or regulations of the United States of America, the State of Alaska, the APUC or the FCC, in each case to the extent applicable; provided, however, that nothing contained in this Section 9.1(b) shall require the Buyer to accept or agree to any condition to the issuance of any consent, approval, order, qualification or waiver that is materially adverse to the Buyer or its affiliates.

            9.2 Inspection and Preservation of Records; Further Assistance. On and after the Closing Date, the Buyer will permit the Seller and its agents, attorneys, accountants and other representatives, at all reasonable times during regular business hours, to inspect and copy, at the Seller's expense, the books, files, records and accounts of ATU relating to periods prior to the Closing Date, for any reasonable purpose or purposes including, without limitation, the preparation, review or audit of any financial statements, governmental filings or tax returns, providing appropriate verification of documents, or preparing for, conducting or defending any legal proceeding against any party other than the Buyer or any of its affiliates. The Buyer shall maintain and preserve all of such books, files, records and accounts of ATU; provided, however, that the Buyer may dispose of any such books, files, records and accounts at any time and from time to time if it first shall have afforded the Seller the opportunity, upon 30 days' prior notice and at the Seller's expense, to take possession thereof. On and after the Closing Date, the Seller will permit the Buyer and its agents, attorneys, accountants and other representatives, at all reasonable times during regular business hours, to inspect and copy, at the Buyer's expense, the books, files, records and accounts of the Seller not included in the Assets insofar as they relate to any of the Assets, for any reasonable purpose or purposes including, without limitation, the preparation, review or audit of any financial statements, governmental filings or tax returns, providing appropriate verification of documents, or preparing for, conducting or defending any legal proceeding against any party other than the Seller. The Seller shall maintain and preserve all such books, files, records and accounts; provided, however, that the Seller may dispose of any such books, files, records and accounts at any time and from time to time if it first shall have afforded the Buyer the opportunity, upon 30 days' prior notice and at the Buyer's expense, to take possession thereof. The Buyer and the Seller agree to render such assistance to the Seller and the Buyer, respectively, including permitting such other party to have access to its employees, as may be reasonably requested in connection with obtaining information for the purposes set forth in the four preceding sentences. The Buyer and the Seller will treat all information obtained pursuant to this
Section 9.2 as confidential except to the extent disclosure thereof is necessary for attainment of the purpose or purposes for which such information was obtained or as required by law. In addition, the Seller and the Buyer agree to provide each other with such further assistance and cooperation as may be reasonably requested by the other party for any proper purpose, including, by way of illustration, assisting such other party in preparing for, conducting or defending any legal or regulatory proceeding against any party other than the parties hereto and their affiliates, and in connection therewith providing such documentary or physical evidence and expert or other testimony as may be reasonably requested; provided, however, that in each such case, the requesting party shall pay, or reimburse the other party for, any out-of-pocket costs or expenses incurred by such other party in providing such assistance.

            9.3 Public Announcements. The Seller and the Buyer agree that, from the date hereof through the Closing Date, they will provide each other with a copy of each written public announcement or press release (other than public advertisements) relating to the execution of this Agreement or any transactions contemplated hereby promptly after the making thereof.

            9.4 Intervention in Commission Hearings. The Buyer and the Seller agree that, notwithstanding anything in this Agreement to the contrary, no part of this Agreement (other than Section 9.1 hereof) shall be construed to limit at any time before or after the Closing the Seller's and the Buyer's rights to intervene in any hearing, proceeding or docket before the APUC or the FCC.

            9.5 Taxes. The Buyer agrees and acknowledges that, following the Closing, the Buyer shall be subject to real and personal property tax assessments under state and local tax laws with respect to the Assets on the same basis as any other private enterprise and the Seller agrees that the Buyer shall not be subject to the MUSA currently paid by ATU to the Seller; provided, however, that in the year of Closing ATU shall pay the MUSA prior to Closing for the full year and the Buyer shall not be liable for real and personal property tax assessments under state and local tax laws until the year following the Closing.

            9.6 Allocation of Purchase Price. The Seller and the Buyer shall cooperate and use all reasonable efforts, in good faith, to reach agreement as to the appropriate allocation of the aggregate purchase price among the various Assets, to the extent and in the manner required by law, and shall report the transactions contemplated by the Agreement to any relevant taxing authority in conformity with such allocation.

            10. Conditions to Obligations of the Seller.

            The obligations of the Seller to sell the Assets hereunder are subject to the fulfillment or waiver by the Seller, on or before the Closing Date, of each of the following conditions:

            10.1 Compliance with Agreement. The Buyer shall have performed in all material respects all obligations which it is required to perform on or before the Closing Date under this Agreement.

            10.2 Representations and Warranties. The representations and warranties made by the Buyer herein shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except that any such representations and warranties that are given as of a particular date prior to the date hereof and relate solely to a particular date or period prior to the date hereof shall be true as of such date or period.

            10.3 Certificate of the Buyer. On the Closing Date, the Buyer shall have delivered to the Seller a certificate, duly executed by an executive officer of the Buyer, as to the fulfillment of the conditions set forth in Sections 10.1 and 10.2 hereof.

            10.4 Consents and Approvals. All authorizations, consents, approvals, filings and registrations of or with domestic and foreign governmental or regulatory authorities required to be obtained or made by the Buyer or the Seller prior to the consummation of the transactions contemplated hereby, including, without limitation, those authorizations, consents, approvals, filings and registrations specifically referred to in Schedules 5.2(c) and 6.2(c) hereto and Section 9.1 hereof, shall have been obtained, approved or permitted to go into effect, and shall be in effect on terms that are not materially adverse to the Seller, and the waiting period under the HSR Act, if applicable, shall have expired or been terminated.

            10.5 All Proceedings to be Satisfactory. All corporate proceedings to be taken by the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller and its counsel, and the Seller and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

            10.6 Opinions of Counsel. The Seller shall have received the written opinions of Wachtell, Lipton, Rosen & Katz, special outside counsel for the Buyer, the Buyer's general counsel, Hogan & Hartson LLP, special counsel for the Buyer as to matters under the Federal Communication Act, and Birch, Horton, Bittner and Cherot, special counsel for the Buyer as to matters under the laws of the State of Alaska, each dated as of the Closing Date, substantially to the effect, when taken together, set forth on Exhibit C. In rendering the opinions described in the preceding sentence, counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon the opinions of other counsel, and as to matters of fact upon certificates of government officials and of any officers of the Buyer.

            10.7 Defeasance. The Seller shall not have been legally prevented from duly and validly redeeming or defeasing on the Closing Date, by the deposit of cash or securities or both in accordance with the terms thereof and the relevant municipal ordinances, all revenue bonds of the Seller outstanding as of the Closing Date and relating to the Telephone Operations or the Assets, including without limitation the revenue bonds listed on Schedule 7.3 hereto and outstanding on the Closing Date, using for such purpose the proceeds of the Purchase Price received from the Buyer pursuant to this Agreement.

            10.8 Acceptance by the Municipal Assembly. The Municipal Assembly of the Seller shall have accepted Buyer's bid as the highest responsive bid from a responsible bidder for ATU as contemplated by AO 98-44(S-2) and AR 98-83.

            10.9 Adverse Proceedings. No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect (the Seller agrees to use its reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which prohibits the consummation of the transactions contemplated by this Agreement.

            11. Conditions to Obligations of the Buyer.

            The obligations of the Buyer to purchase the Assets hereunder are subject to the fulfillment or waiver by the Buyer, on or before the Closing Date, of each of the following conditions:

            11.1 Compliance with Agreement. The Seller shall have performed in all material respects all obligations which it is required to perform on or before the Closing Date under this Agreement.

            11.2 Representations and Warranties. The representations and warranties made by the Seller herein shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, except that any such representations and warranties that are given as of a particular date prior to the date hereof and relate solely to a particular date or period prior to the date hereof shall be true as of such date or period.

            11.3 Certificate of the Seller. On the Closing Date, the Seller shall have delivered to the Buyer a certificate, duly executed by the Mayor or another authorized representative of the Seller as to the fulfillment of the conditions set forth in Sections 11.1 and 11.2 hereof.

            11.4 Consents and Approvals. All authorizations, consents, approvals, filings and registrations of or with domestic and foreign governmental or regulatory authorities required to be obtained or made by the Buyer or the Seller prior to the consummation of the transactions contemplated hereby, including, without limitation, those authorizations, consents, approvals, filings and registrations specifically referred to in Schedules 5.2(c) and 6.2(c) hereto and Section 9.1 hereof, shall have been obtained, approved or permitted to go into effect on terms that are not materially adverse to the Buyer and shall be in effect, and the waiting period under the HSR Act, if applicable, shall have expired or been terminated.

            11.5 All Proceedings to be Satisfactory. All Municipal and other required proceedings to be taken by the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

            11.6 Opinions of Counsel. The Buyer shall have received for the benefit of the Buyer and, to the extent necessary, its financing sources the written opinions of the Municipal Attorney of the Seller, LeBoeuf, Lamb, Greene & MacRae, L.L.P., special counsel for the Seller, and Preston, Thorgrimson, Ellis & Holman, bond counsel for the Seller, dated and delivered as of the Closing Date, substantially in the forms of Exhibits D, E and F, respectively, hereto. In rendering such opinions, such counsel may rely, to the extent each such counsel deems such reliance necessary or appropriate, upon the opinions of other counsel, and as to matters of fact upon certificates of government officials and of any officials (elected or appointed) of the Seller.

            11.7 Defeasance. On the Closing Date the Seller shall have duly and validly retired or defeased, by the deposit of securities in accordance with the relevant municipal ordinances, all revenue bonds of the Seller outstanding as of the Closing Date and relating to the Telephone Operations or the Assets, including without limitation the revenue bonds listed on Schedule 7.3 hereto and outstanding on the Closing Date, using for such purpose the proceeds of the Purchase Price received from the Buyer pursuant to this Agreement.

            11.8 Acceptance by the Municipal Assembly. The Municipal Assembly of the Seller shall have accepted Buyer's bid as the highest responsive bid for ATU as contemplated by AO 98-44(S-2) and AR 98-83.

            11.9 Adverse Proceedings. No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect (the Buyer agrees, subject to the proviso to the last sentence of Section 9.1, to use its reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which prohibits the consummation of the transactions contemplated by this Agreement.

            11.10 Third-Party Consents and Approvals. There shall have been obtained all consents and approvals of third parties required to permit the Buyer to acquire at the Closing all of the Seller's right, title and interest in and to the Assets (without termination or acceleration) which are, in the Buyer's reasonable judgment, material, individually or in the aggregate, to the Assets or to the conduct of the business of the Telephone Operations by the Buyer, and such consents shall be in effect.

            11.11 Financing. The Buyer shall have received the proceeds of the required debt financing contemplated by the Debt Commitment.

            12. Termination.

            This Agreement may be terminated:

            (a) by mutual written consent of the Buyer and the Seller; or

            (b) by the Buyer, if the acceptance by the Municipal Assembly described in Sections 10.8 and 11.8 hereof is not obtained on or before December 31, 1998; or

            (c) by the Buyer, if any of the authorizations, consents, approvals, filings or registrations described in Sections 10.4 and 11.4 hereof shall have been denied, not permitted to go into effect or obtained on terms materially adverse to the Buyer and all final appeals shall have been exhausted; or

            (d) by the Buyer, if the Seller shall have breached any of its obligations hereunder in any material respect; or

            (e) by the Seller, if the Buyer shall have breached any of its obligations hereunder in any material respect; or

            (f) by either the Seller or the Buyer, by written notice to the other party if the Closing shall not have occurred on or prior to December 31, 1999; provided, however, that the right to terminate this Agreement under this
Section 12(f) shall not be available to any party whose material breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

            If either the Buyer or the Seller shall decide to terminate this Agreement pursuant to this Section 12, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to this Section 12, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than pursuant to Sections 2.2(a), 16 and 24 hereof) with respect to the matters contemplated by this Agreement, other than for damages to the extent arising from a prior breach of this Agreement; provided, however, that neither party hereto shall be liable to the other party hereto as a result of any breach of a representation or warranty contained in Sections 5 or 6. Any damages under this paragraph of Section 12 for a breach of a representation or warranty of the Seller shall be limited to the amount of the costs and expenses of the Seller which the Buyer has paid or is obligated to pay under Section 16 hereof.

            13. Amendment and Waivers.

            13.1 Amendments, Modifications, etc. This Agreement may be amended, modified or supplemented only by an instrument in writing executed and delivered on behalf of each of the parties hereto, which instrument when so executed and delivered shall thereupon become a part of this Agreement and the provisions thereof shall be given effect as if contained in this Agreement as of the date hereof.

            13.2 Waivers. The representations, warranties, covenants or conditions set forth in this Agreement may be waived only by a written instrument executed by the party so waiving. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of any condition, or breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term, covenant, agreement, representation or warranty contained in this Agreement.

            14. Survival of Representations and Warranties.

            All representations, warranties and covenants of the parties hereto contained in this Agreement or made pursuant hereto shall terminate on the Closing Date, and no action or claim may be brought thereafter on the basis of such representations, warranties and covenants, with the exception of the covenants contained in Sections 3.2, 3.3, 6.4, 8.1, 8.2, 9.2, 9.5, 9.6, 15.1,
15.2, 15.3, 16, 18, 19, 20, 21, 22, 23 and 24 which shall survive until such covenants have been performed.

            15. Indemnification.

            15.1 Indemnification by the Buyer. Subject to the terms and conditions of this Section 15, the Buyer hereby agrees to indemnify and save harmless the Seller and ATU and their respective affiliates, officials (elected and appointed), directors, officers and employees (the "Seller's Indemnified Parties") from, against, for and in respect of any and all losses, damages, liabilities and obligations, whether absolute, accrued, contingent or otherwise and whether a contractual, statutory, tax or any other type of liability or obligation (including, without limitation, all reasonable costs and expenses, including reasonable attorneys' fees, interest and penalties), suffered, sustained, incurred or required to be paid by any of the Seller's Indemnified Parties and arising from or relating to the use of the Assets or the conduct of the Telephone Operations referred to herein, prior to, on or after the Closing Date unless such liability or obligation is expressly not assumed by the Buyer hereunder.

            15.2 Indemnification by the Seller. Subject to the terms and conditions of this Section 15, the Seller hereby agrees to indemnify and save harmless the Buyer and, after the

Closing Date, ATU, and their respective affiliates, directors, partners, controlling stockholders, officers and employees (the "Buyer's Indemnified Parties") from, against, for and in respect of any and all losses, damages, liabilities and obligations, whether absolute, accrued, contingent or otherwise and whether a contractual, statutory, tax or any other type of liability or obligation (including, without limitation, all reasonable costs and expenses, including reasonable attorneys' fees, interest and penalties), suffered, sustained, incurred or required to be paid by any of the Buyer's Indemnified Parties and arising from or relating to (i) any of the liabilities or obligations described in Section 2.4 hereof, (ii) any of the Excluded Assets or
(iii) the Seller's failure to comply with any post-closing covenant.

            15.3 Procedure for Indemnification with Respect to Third-Party Claims. The liabilities and obligations of the party hereto against which indemnification is sought hereunder (the "Indemnifying Party") with respect to claims resulting from the assertion of liability or obligation by third parties shall be subject to the following terms and conditions:

            (a) Any Seller's Indemnified Party or Buyer's Indemnified Party (collectively, the "Indemnified Parties") seeking indemnification hereunder agrees to give prompt written notice to the Indemnifying Party of any claim by a third party which might give rise to a claim based on the indemnity agreements contained in Sections 15.1 and 15.2 hereof, stating the nature and basis of said claim and the amount thereof, to the extent known. The Indemnifying Party shall satisfy its obligation to indemnify the Indemnified Party under this Section 15 within 30 days after receipt of the foregoing notice unless the Indemnifying Party shall have elected to defend in good faith such claim as provided in subsection (b) hereof.

            (b) In the event the Indemnified Party shall notify the Indemnifying Party of any claim pursuant to subsection (a) hereof, the Indemnifying Party shall have the right to elect to defend such claim (including all actions, suits, proceedings and all proceedings on appeal or for review which counsel deem appropriate), with counsel reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within 30 days after receipt of such notice. The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants all books and records of the Indemnified Party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

            (c) So long as the Indemnifying Party is defending in good faith any such claim, the Indemnified Party shall not compromise or settle such claim, without the written consent of the Indemnifying Party. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement or consent to entry of any judgment that provides for injunctive or other non-monetary relief affecting the Indemnified Party or does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties (i.e., the Seller's Indemnified Parties or the Buyer's Indemnified Parties, as the case may be) of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

            15.4 Mutual Indemnification. The Buyer and the Seller hereby agree that if either the Buyer or the Seller takes any action opposing approval of the transactions contemplated by this Agreement, either in a regulatory proceeding relating to a consent required by Section 9.1 hereof or litigation arising therefrom, the party hereto taking such action will indemnify the other party hereto for all costs and expenses, including reasonable attorneys' fees, incurred by such party in connection with the transactions contemplated by this Agreement, including all costs and expenses arising from such regulatory proceeding or litigation.

            16. Expenses.

            Subject to the last sentence of this Section 16, the Buyer shall pay its own expenses and the reasonable expenses of the Seller arising out of or incidental to the transactions contemplated by this Agreement, whether or not such transactions are consummated which shall not be materially in excess of $1,500,000, including, without limitation, all reasonable out-of-pocket expenses of the Seller in relation to the transactions contemplated by this Agreement, including, but not limited to, costs of the Seller for legal, financial and other advisors relating to solicitation of bids, contract negotiations, regulatory approval and any litigation relating to or arising out of the transactions contemplated by this Agreement. In addition, Buyer agrees that at the Closing, it shall pay (i) the "Closing Fee" due to Donaldson, Lufkin & Jenrette Securities Corporation pursuant to the contract dated as of June 10, 1998, between the Seller and Donaldson, Lufkin & Jenrette Securities Corporation and (ii) any amount due to the PERS as a result of vesting of ATU employees in PERS in connection with the sale of ATU to the Buyer. The Buyer shall pay the expenses of the Seller that it is obligated to pay under the terms of this
Section 16 at the Closing or upon the earlier termination of this Agreement. Notwithstanding the foregoing:

            (a) If this Agreement is terminated pursuant to Section 12(b) hereof, the Buyer shall not be obligated to pay any expenses of the Seller; and

            (b) The Buyer shall not be obligated to pay expenses of the Seller arising as a result of any breach by the Seller of any of the terms and provisions of this Agreement.

            17. Notices.

            All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by telex, telegram, telecopy or personally, or five days after mailing if sent by registered or certified mail, postage prepaid, addressed as follows:

            If to the Buyer:

            Alaska Communications Systems, Inc..
            100 W. 11th Street
            Vancouver, WA 98660
            Attn: James H. Huesgen
            Telecopier No.: (360) 993-5156

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, NY 10019
            Attn: Mitchell S. Presser
            Telecopier No.: (212) 403-2273

            If to the Seller:

            Municipality of Anchorage
            P.O. Box 196650
            Anchorage, Alaska 99519-6650
            Attn:  Office of the Mayor

            with a copy to:

            William S. Lamb
            LeBoeuf, Lamb, Greene & MacRae, L.L.P.
            125 West 55th Street
            New York, New York 10019-5389

Any party may change the address to which notices or other communications are to be sent to it by giving written notice of such change in the manner provided herein.

            18. Assignment.

            This Agreement may not be assigned by any party hereto without the prior written consent of the other party, except that the Buyer may assign its rights and delegate its obligations hereunder to one or more direct or indirect wholly owned subsidiaries of the Buyer or to affiliates of the Buyer, provided that no such assignment or delegation shall relieve the Buyer of its obligations hereunder, and provided further, that in the event of any such assignment or delegation, the representations, warranties, covenants and agreements of the Buyer hereunder shall be deemed, unless the context requires otherwise, to be the representations, warranties, covenants and agreements of both the Buyer and such subsidiary or subsidiaries or affiliates. Subject to the foregoing, this Agreement shall bind and inure to the benefit only of the parties hereto and their respective successors and permitted assigns.

            19. Entire Agreement.

            This Agreement, together with the Schedules and Exhibits hereto and the other documents and instruments referred to herein, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

            20. Specific Performance: Third-Party Beneficiaries.

            (a) The Buyer and the Seller recognize that any breach of the terms of this Agreement by either party may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to any other remedies to which the non-breaching party may be entitled at law or in equity, but only to the extent permitted by law, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. If the non-breaching party is granted relief as a result of an action brought pursuant to this Section 20, the breaching party agrees to pay all reasonable expenses of the non-breaching party arising out of or incidental to the bringing of such action, including without limitation all reasonable attorneys' fees.

            (b) Nothing in this Agreement is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, other than the parties hereto.

            21. Counterparts.

            This Agreement may be executed in any number of counterparts, all of which together shall be considered to constitute one instrument.

            22. Section Headings.

            All section headings are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

            23. Applicable Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska.

            24. Confidential Information.

            Each party to this Agreement agrees and covenants with the other party to this Agreement that it shall use, and shall cause its Representatives (as hereinafter defined in this Section 24) to use, all Proprietary Information (as hereinafter defined in this Section 24) relating to the other party (and, if the first party is the Buyer, ATU), acquired by either of them in the course of negotiations with or examination of the other party (and, if the first party is the Buyer,

ATU), only in connection with the transactions contemplated by this Agreement and shall cause all Proprietary Information obtained by them in the course of such negotiations and examinations to be treated as confidential.

            If either the Buyer or the Seller shall terminate this Agreement pursuant to Section 12 hereof, each party shall cause to be delivered to the other (or, in the case of the summaries and work papers hereinafter referred to, destroyed) all written and other tangible Proprietary Information obtained by it, including, without limitation, all copies and summaries thereof and all work papers based thereon and containing such Proprietary Information, whether so obtained before or after the execution of this Agreement, and each party agrees that it shall not itself, and shall cause its Representatives not to, use or disclose, directly or indirectly, any Proprietary Information so obtained, and that it shall have, and shall cause its Representatives to have, all Proprietary Information kept confidential and not be used in any way which is detrimental to the other party or ATU.

            Notwithstanding anything in this Section 24 to the contrary, either party may use and disclose any Proprietary Information which (a) is already in its possession, provided that such information is not known by the party using or disclosing such information (the "Disclosing Party") to be subject to a confidentiality agreement with or other obligation of secrecy to the party not using or disclosing such information (the "Non-Disclosing Party") in violation of this Section 24, (b) becomes generally available to the public other than as a result of a disclosure by the Disclosing Party, or (c) becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-Disclosing Party or any persons affiliated in any capacity with the Non-Disclosing Party, provided that such source is not known by the Disclosing Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Non-Disclosing Party or another party.

            Except as otherwise provided herein, no representation or warranty is made as to the accuracy or completeness of the Proprietary Information.

            Neither party to this Agreement nor any of its respective Representatives shall have any liability to the other party to this Agreement or any of its respective Representatives arising from the use of the Proprietary Information in accordance with this Agreement.

            Without prejudice to the rights and remedies otherwise available to either party to this Agreement, each party to this Agreement shall be entitled to equitable relief by way of injunction if the other party to this Agreement or any of its Representatives shall breach or threaten to breach any of the provisions of this Section 24. In addition, each party to this Agreement agrees to indemnify and hold harmless the other party to this Agreement from and against any claims from third parties arising as a result of the party's violation of this Section 24.

            For the purposes of this Section 24, with respect to any person, the term "Representative" shall mean such person's affiliates (as defined in the Rules and Regulations promulgated under the Securities Act of 1933, as amended), and the directors, officials (elected and appointed), officers, employees, agents and other representatives of such person and such person's affiliates.

            For the purposes of this Section 24, the term "Proprietary Information" shall mean collectively all information which the Seller and ATU have been, are and will be providing to the Buyer and its Representatives with respect to the transactions contemplated by this Agreement and all information which the Buyer has been, is and will be providing to the Seller and its Representatives with respect to the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first above written.

                                          ALASKA COMMUNICATIONS SYSTEMS, INC.

                                          By: /s/ W. Dexter Paine, III
                                              -------------------------------
                                              Name: W. Dexter Paine, III
                                              Title: Chairman


                                          MUNICIPALITY OF ANCHORAGE

                                          By: /s/ Rick Mystrom
                                              -------------------------------
                                              Name: Rick Mystrom
                                              Title: Mayor